Exhibit (h)(39)

                           ORDER PROCESSING AGREEMENT
                           --------------------------

     This Agreement is entered into as of February 1, 1998 among Northern Trust Retirement Consulting, L.L.C. ("Service Provider"), Firstar Funds, Inc., an open-end management company (the "Company"), and Firstar Trust Company, transfer agent and co-administrator for the Company ("Transfer Agent/Co-Administrator").

     Service Provider provides certain administrative services comprised of, but not limited to, recordkeeping, reporting, and processing services (the "Administrative Services") to qualified employee benefit plans. Administrative Services for the Plan(s) include processing and transfer arrangements for the investment and reinvestment of Plan assets generally upon the direction of Plan beneficiaries (the "Participants") or in investments specified by an investment adviser, sponsor, or administrative committee of the Plan(s) (a "Plan Representative"). The Administrative Services are provided by Service Provider under service agreements with the Plan(s).

     The Company includes the portfolios identified on Schedule A attached hereto (collectively, the "Funds" and, individually, a "Fund"). The Company is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "Company Act"),

     The Transfer Agent/Co-Administrator serves as transfer agent and co-administrator to each of the Funds.

     Accordingly, the Parties hereto agree as follows:

     1. Agency. The Company hereby appoints the Service Provider as its agent for the limited purposes of accepting orders for the purchase and redemption of shares of the Funds by the Service Provider on behalf of each Plan.

          (a) Procedures. The operating procedures (the "Procedures") governing the responsibilities of the Parties under this Agreement are set forth in Schedule B which is attached hereto and specifically made a part of this Agreement. The Procedures shall be consistent with the terms of each Fund's prospectus, the requirements of the Company Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and all other applicable laws and regulations.

     2.   Maintenance of Records.

          (a) Each Party shall maintain and preserve all records it is required by law to maintain and preserve in connection with the matters contemplated by this Agreement.

          (b) Subject to any applicable confidentiality obligations, each Party hereby agrees to make available copies of all records such Party is required to maintain hereunder that are reasonably requested by any other Party to ensure compliance with applicable law. Such copies shall be furnished at the expense of the requesting Party.

          (c) Recordkeeping and other administrative services to Plan participants shall be the responsibility of the Service Provider and shall not be the responsibility of the Company or the Transfer Agent/Co-Administrator.
The Company and the Transfer Agent/Co-Administrator will recognize each Plan as a single shareholder and as an unallocated account in each of the Funds, and will not maintain separate accounts for Plan participants. Upon the reasonable request of the Company or the Transfer Agent/Co-Administrator, the Service Provider shall provide copies of all records relating to the Funds necessary for the Company, the Transfer Agent/Co-Administrator or their representatives to comply with applicable legal requirements.

     3. Compliance with Laws. At all times during the term of this Agreement, each party shall comply with all applicable laws, rules, and regulations.

     4. Representations with Respect to the Funds. Service Provider and its agents shall not make representations concerning the Company or its shares except in strict accordance with the information contained in: (a) a Fund's then current prospectus, and (b) current sales literature respecting a Fund furnished by the Company or the Transfer Agent/Co-Administrator. Subject to the previous sentence, the Service Provider may include the selected Funds in its marketing efforts.

     5.   Expenses.

          (a) Except as otherwise provided in this Agreement, each Party shall bear all expenses incidental to the performance of its obligations under this Agreement.

          (b) Transfer Agent/Co-Administrator shall distribute, or cause to be distributed, to Service Provider Fund prospectuses, any Fund proxy solicitation materials, periodic reports to Fund shareholders, and other materials that the Company may be required by law to distribute to Plan(s) as shareholders of the Funds. Service Provider agrees to use reasonable efforts to arrange for delivery of such materials to participants through Plan Sponsors or Plan Representatives.

     6. Relationship of Parties. Except to the limited extent provided in Paragraph 2(c) of the Procedures, it is understood and agreed that all services performed hereunder by Service Provider shall be as an independent contractor and not as an employee or agent of the Company.

     7. Termination. This Agreement may be terminated by any Party at any time upon at least sixty (60) days' prior written notice to the other Parties. Notwithstanding the foregoing, any party may terminate this Agreement immediately upon written notice to such Party of the institution of formal proceedings against any other Party with respect to the arrangements documented herein by the Securities and Exchange Commission or any other regulatory body.

     8. Registration of the Funds. During the term of this Agreement, the Company shall remain an open-end investment company registered pursuant to the Company Act and the Securities Act of 1933 (the "Securities Act").

     9.   Indemnification.

          (a) Service Provider agrees to indemnify and hold harmless Transfer Agent/Co-Administrator, the Company, the Company's administrators, and each of their respective affiliates, directors, trustees, officers, employees, agents, and each person, if any, who controls them within the meaning of the Securities Act against any losses, claims, damages, settlements, liabilities or expenses (including, without limitation, reasonable attorneys' fees and expense whether or not involving a third party) (collectively, "Claims") to the extent any such Claim arises out of or is based upon (i) Service Provider's negligence, bad faith, or willful misconduct in perforating its obligations hereunder, (ii) any breach by Service Provider of any material provision of this Agreement, or (iii) any breach by Service Provider of a representation, warranty, or covenant made in this Agreement; and Service Provider shall reimburse the persons indemnified hereunder for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending such Claim. For the avoidance of doubt, Service Provider's indemnity obligation shall include any loss or expense to the Company caused by a cancellation or correction of a purchase or redemption order subsequent to the order of instruction to the Transfer Agent/Co-Administrator by the Service Provider. This indemnification shall be in addition to any liability which Service Provider may otherwise incur. This indemnity shall continue in full force and effect, notwithstanding the termination of this Agreement.

          (b) The Transfer Agent/Co-Administrator agrees to indemnify Service Provider and each of its respective affiliates, directors, officers, employees, agents, and each person, if any, who controls them within the meaning of the Securities Act against any Claims to the extent any such Claim arises out of or is based upon (i) any breach by transfer Agent/Co-Administrator of any material provision of this Agreement, (ii) Transfer Agent/Co-Administrator's negligence, bad faith, or willful misconduct in carrying out its duties and responsibilities under this Agreement, or (iii) any breach by Transfer Agent/Co-Administrator of a representation, warranty, or covenant made in this Agreement; and Transfer Agent/Co-Administrator shall reimburse the persons indemnified hereunder for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending such Claim. For the avoidance of doubt, Transfer Agent/Co-Administrators indemnity obligation shall include any loss or expense to Service Provider for corrections to the individual participant accounts due to pricing data which is incorrectly reported by Transfer Agent/Co-Administrator. This indemnity shall continue in full force and effect, notwithstanding the termination of this Agreement.

          (c) The Company agrees to indemnify Service Provider and each of its respective affiliates, directors, officers, employees, agents, and each person, if any, who controls them within the meaning of the Securities Act against any Claims to the extent any such Claim arises out of or is based upon (i) any breach by Company of any material provision of this Agreement, (ii) Company's negligence, bad faith, or willful misconduct in carrying out its duties and responsibilities under this Agreement, or (iii) any breach by Company of a representation, warranty, or covenant made in this Agreement; and Company shall reimburse the persons indemnified hereunder for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigation or defending such Claim. This indemnity shall continue in full force and effect, notwithstanding the termination of this Agreement.

          (d) Upon the assertion of a Claim for which a Party may be required to indemnify another Party, the Party seeking indemnification ("Indemnitee") shall promptly notify the indemnifying Party ("Indemnitor") in writing of such assertion and of any relevant facts or background known by Indemnitee in the defense of such Claim or to defend against such Claim in the name of Indemnitees or in the name of Indemnitors. If Indemnitor elects to defend and control the course of any defense, Indemnitee shall cooperate with Indemnitor in connection with such defense. If Indemnitor elects not to control the defense, Indemnitee shall have the right to select counsel of its choice and participate in such defense. In any event, Indemnitor shall not be responsible for any Claim settled or compromised, or for any confessions of judgment, without its prior written consent.

          (e) Notwithstanding any other provision of this Agreement, no Party shall have any liability or owe any indemnity obligation to the other for any incidental or consequential losses, claims, actions, expenses, or liabilities.

10. Additional Representations, Warranties, and Covenants. Each Party represents, warrants, and covenants that it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement, and that it is free to enter into this Agreement, and that by doing so it will not breach or otherwise impair any other agreement or understanding with any person, corporation, or other entity.

     11. Notice. Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or overnight courier service to the other Party at the following address or such other address as each Party may give notice to the other:

     If to Service Provider, to:
          Northern Trust Retirement Consulting, Inc.
          400 Perimeter Center Terrace, Suite 850
          Atlanta, Georgia 30346
          Attn:  Northern Trust Alliance Management

     If to the Company, to:
          Firstar Funds, Inc.
          777 E. Wisconsin Avenue
          Milwaukee, WI 53202
          Attn:  Investor Services Manager

     If to the Transfer Agent/Co-Administrator, to:
          Firstar Trust Company
          Mutual Fund Services
          Milwaukee, WI 53202
          Attn: Andrea McVoy

A notice given pursuant to this Section 11 shall be deemed given immediately when delivered personally, three (3) business days after the date of certified mailing, and one (1) business day after delivery by overnight courier service.

     12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin applicable to agreements fully executed and to be performed therein.

     13. Complete Agreement. This Agreement contains the full and complete understanding of the Parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties, and understandings between the Parties with respect to the subject matter hereto whether oral or written, express or implied.

     14. Modification. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the Parties.

     15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     16. Assignment. This Agreement shall not be assigned by a Party, without the prior written consent of the other Parties, except that a party may assign this Agreement to an affiliate having the same ultimate ownership and regulatory licenses or qualifications as the assigning Party without such prior consent, and the assigning Party shall, subsequent to any such assignment, promptly notify the other Parties in writing.

     17. Non-Exclusivity. Each of the Parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the Parties is free to enter into similar agreements and arrangements with other entities.

     18. Confidentiality. The Transfer Agent/Co-Administrator and Service Provider agree to keep confidential all proprietary data, software, processes, information, and documentation related to this Agreement, except as may be necessary or useful to perform obligations under this Agreement or otherwise as may be agreed to, from time to time, by the Parties or otherwise as may be required by applicable law or regulations or at the request of a regulatory agency with jurisdiction over the Party from which information is being requested.


                                             NORTHERN TRUST RETIREMENT
                                             CONSULTING, L.L.C.

                                             By:  /s/ Michael H. Waters
                                                  ---------------------

                                             Title:  Assistant Secretary
                                                     -------------------


                                             FIRSTAR FUNDS, INC.

                                             By:  /s/ Mary Ellen Stanek
                                                  ---------------------

                                             Title:  Vice President
                                                     --------------


                                             FIRSTAR TRUST COMPANY

                                             By:  /S/ Andrea McVey
                                                  ----------------

                                             Title:  Asst. Vice President
                                                     --------------------



                                   SCHEDULE A
                                   ----------

FIRSTAR FUNDS
-------------


                                                  Ticker         Media
Cusips         Fund Name                          Symbol         Symbol
------         ---------                          ------         ------

337,938,724    Short -Term Bond Market            FISTX          ST Bond
337,938,740    Intermediate Bond Market           FIIBX          IntBdM

337,938,765    Bond IMMDEX                        FIBMX          Bdldx
337,938,880    Balanced Income                    FIBIX          Ballnc
337,938,773    Balanced Growth                    FIBAX          BalGro
337,938,781    Growth & Income                    FIGCX          Grlnc
337,938,831    Equity Index                       FIENX          Eqldx
337,938,799    Growth                             FIGWX          Grow
337,938,815    Special Growth                     FISGX          SpGr
337,938,807    Emerging Growth                    FIEMX          EmgGr

337,938,823    International Equity               FIIEX          IntlEq



                                   SCHEDULE B

     1. Pricing Information. Transfer Agent/Co-Administrator or its designee will furnish Service Provider or its designee (via electronic data transmission or hard copy), on each business day that the New York Stock Exchange or the Funds are open for business ("Business Day"), with (a) per share net asset value information as of the close of trading (currently 4:00 p.m. Eastern Time) on the New York Stock Exchange, or as of such earlier times at which the Funds' net asset values are calculated as specified in the Funds' then current prospectuses ("Close of Trading"), (b) per share dividend and capital gains information respecting the Funds as it becomes available, and (c) if a Fund is an income fund, the daily accrual for interest rate factor (mil rate) of such Fund. Transfer Agent/Co-Administrator shall provide such information to Service Provider or designee by 7:00 p.m. Eastern Time on the same Business Day.

     2.   Orders and Settlement.

          (a) Upon the receipt of instructions from Participants or Plan Representatives, Service Provider will calculate order allocations among designated investment media and transmit to Transfer Agent/Co-Administrator orders for net purchase, or redemptions for specified accounts on the basis of those instructions, as set forth below. Service Provider agrees that orders for net purchases or net redemptions of shares derived from instructions received in proper form by Service Provider from Participants or Plan Representatives prior to the Close of Trading on any given Business Day will be processed that same evening and transmitted to Transfer Agent/Co-Administrator by 8:00 a.m. Eastern Time on the next Business Day. Service Provider agrees that payment for net purchases attributable to all orders executed for the Accounts on a given Business Day will be wired by Service Provider or its designee on the same Business Day such purchase orders are transmitted to Transfer Agent/Co-Administrator no later than 12:00 p.m. Eastern Time to a custodial account designated by Transfer Agent/Co-Administrator.

          (b) Transfer Agent/Co-Administrator agrees that payments for net redemptions attributable to all orders executed for the Accounts on a given Business Day will be wired by Transfer Agent/Co-Administrator on the same business day such redemption orders are transmitted to Transfer Agent/Co-Administrator no later than 12:00 p.m. Eastern Time to a custodial account designated by Service Provider.

          (c) Subject to Service Provider's compliance with the foregoing, the Business Day on which such share instructions are received in proper form by Service Provider from Participants or Plan Representatives by the Close of trading shall be the date as of which shares will be purchased and redeemed as a result of such instructions at the net asset value per share next determined after such receipt by Service Provider.

          (d) Instructions received in proper form by Service Provider from Participants or Plan Representatives after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day, and shall be effected at the net asset value per share next determined after such receipt. Transfer Agent/Co-Administrator agrees that payment for net distributions, if a Fund is a fixed-income fund, will include (when applicable) income accrued during the current accrual period of such Fund.

          (e) Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Funds' then current prospectuses.

     3. Account Information. Transfer Agent/Co-Administrator agrees to provide Service Provider or the Plan Trustee daily confirmation of Account activity and statements detailing activity in each Service Provider Account consistent with each Fund's prospectus requirements.